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                                                                    EXHIBIT 99.1

                        [CENTERPOINT ENERGY LETTERHEAD]


FOR IMMEDIATE RELEASE                                                Page 1 of 2
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                  CENTERPOINT ENERGY SUCCESSFULLY NEGOTIATES
                         $4.7 BILLION CREDIT FACILITIES

Houston, TX,- CenterPoint Energy Inc. (NYSE: CNP) announced today that it has successfully negotiated new, one-year credit facilities totaling $4.7 billion with a syndicate of 30 banks. The facilities replace similar facilities that expired yesterday.

"This is excellent news for CenterPoint Energy," said David M. McClanahan, president and chief executive officer of the company. "These credit facilities significantly enhance our ability to execute our long-term financing plans and implement our business strategy."

The $4.7 billion agreement is composed of two separate credit facilities. The first is a $3.85 billion, 364-day bank credit facility at CenterPoint Energy, the parent company. Pricing under the facility is based on LIBOR rates under a pricing grid tied to the company's credit rating. Interest rates for the term loans at the Company's current ratings would be the LIBOR rate plus 400 basis points, an increase of 100 basis points over the prior facility agreement. The facility will be reduced by $600 million in February 2003, and by another $600 million in June 2003.

The second facility, at the company's electric transmission and distribution subsidiary, CenterPoint Energy Houston Electric, is an $850 million, 364-day bank credit facility. Interest rates for a term loan under that facility would be LIBOR plus 300 basis points for $400 million and 350 basis points for the next $450 million, an increase of 50 and 100 basis points, respectively. Loans under the facility are secured by general mortgage bonds. The facility includes a $450 million mandatory reduction in April, 2003. Proceeds from certain capital market transactions must be used to pay down the credit facilities. As part of these agreements, the company will pay a one percent fee upon closing, an additional one percent on November 15, 2002, $50 million at the end of February 2003, and $25 million at the end of June 2003.

Under the agreement, CenterPoint Energy is required to raise $400 million of third party capital to replace maturing debt. If the company does not succeed in raising that additional capital, the maturity date of both credit facilities will accelerate to November 15, 2002.

CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electricity transmission and distribution, natural gas distribution and sales, interstate pipeline and gathering operations, and more than 14,000 megawatts of
                                     -more-
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                        [CENTERPOINT ENERGY LETTERHEAD]

FOR IMMEDIATE RELEASE                                                Page 2 of 2
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power generation in Texas. The company serves nearly five million customers in
Arkansas, Illinois, Iowa, Kansas, Louisiana, Minnesota, Mississippi, Missouri, Oklahoma, Texas, and Wisconsin. Assets total nearly $19 billion.

CenterPoint Energy became the new holding company for the regulated operations of the former Reliant Energy, Inc. in August 2002.

With more than 11,000 employees, CenterPoint Energy and its predecessor companies have been in business for more than 130 years. For more information, visit our Web site at CenterPointEnergy.com.

This news release includes forward-looking statements. Actual events and results may differ materially from those projected. Factors that could affect actual results include the timing and impact of future regulatory and legislative decisions, effects of competition, weather variations, changes in CenterPoint Energy's business plans, financial market conditions and other factors discussed in CenterPoint Energy's filings with the Securities and Exchange Commission.

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